Exhibit 4.82

Share Pledge Agreement

This Share Pledge Agreement (this “Agreement”) is entered into by and among the following parties on November 27, 2017.

Pledgee: AMBOW EDUCATION MANAGEMENT (HONG KONG) LTD.

Registration number: 51387663-000-11-15-5, Address: 12/F Ruttonjee House, 11 Duddell Street, Central, HK.

Pledgor 1: Chiao-Ling Hsu

ID card number : A220920613, Address: No.92, Alley 57, Lane 103, Linwulong Street, 23 Neiliaoli, Anle District, Keelung City, Taiwan; and

Pledgor 2: Shuhui Cai

ID card number : A220737216, Address: No.5, Lane 1, Linxin East Street, 2 Futaili, Songshan District, Taipei City, Taiwan.

(Pledgor 1 and Pledgor 2 are collectively referred to as “Pledgors”)

WHEREAS:

(1) AMBOW EDUCATION MANAGEMENT (HONG KONG) LTD. entered into Technology Service Agreement with IValley Co., Ltd. (“IValley” or “the Company”) on November 27, 2017;

(2) Pledgor 1 and Pledgor 2 are shareholders of IValley, holding 60% and 40% of the equity interest in IValley respectively;

(3) Pledgors agree to pledge all of their equity interests in IValley to Pledgee as a security for IValley’s performance of its obligations under the Technology Service Agreement.

NOW THEREFORE, the Parties agree as follows after friendly consultations:

1. Definitions

Unless otherwise specified herein, all of the following terms shall have the meanings defined below.

1.1 “Secured Debt” means the payment obligation and other relevant obligations to Pledgee assumed by IValley under the aforementioned Technology Service Agreement, liquidated damage and other relevant costs, and all costs (including attorney fees) and other amounts paid by Pledgee to realize Pledgee’s rights under Technology Service Agreement in the event that IValley commit a breach. If IValley controls new Subsidiaries by means of acquisition or incorporation or otherwise in the future and such new Subsidiaries enter into a new Technology Service Agreement with Pledgee, then such new Subsidiaries’ obligations under the new Technology Service Agreement will be automatically included in the “Secured Debt” herein.

1.2 “Pledged Equity” means the 100% equity of IValley owned by Pledgors and all rights relating to such equity. With Pledgee’s prior consent, Pledgors may increase the capital of the Company. The increment in the Company’s registered capital as a result of Pledgors’ additional contributions shall also be deemed part of the pledge.

2. Equity Pledge

2.1 Each Pledgor hereby pledges the Pledged Equity to Pledgee (“Pledge”) as a security for the full discharge of the Secured Debt.

2.2 Pledgors undertake to Pledgee that Pledgors’ execution of this Agreement and performance of the obligations hereunder have been approved by the other shareholders of IValley, and they will cause IValley to record the equity pledge hereunder on the shareholders’ register of IValley. Pledgors and IValley shall deliver the shareholders’ register recording the equity pledge hereunder to Pledgee for safekeeping upon execution of this Agreement;

2.3 In the case of the first consent of the Pledgee, if the Pledgors may increase the capital of the company. The increment in the company’s registered capital as a result of Pledgors’ additional contributions shall also be deemed part of the pledge.

3. Scope of Security

The Pledged Equity hereunder offers security for:

3.1 The Secured Debt defined in Section 1.1 hereof; and

3.2 The costs paid by Pledgee to realize the pledge to which Pledgee is entitled hereunder.

4. Term of Pledge

The term of valid existence of the pledge to which Pledgee is entitled hereunder is from the effective date of this Agreement to the date all Secured Debt is fully discharged (“Term of Pledge”). Pledgee shall exercise the pledge hereunder within the limitation of action for the Secured Debt.

5. Exercise of Pledge

5.1 If (a) IValley and its Subsidiaries fail to perform their payment obligation or other related obligations to Pledgee in accordance with the provisions of Technology Service Agreement, or (b) Pledgors breach their duties or obligations hereunder, Pledgee shall have the right to exercise the pledge in any manner at any time it deems appropriate to the extent permitted by applicable laws during the Term of Pledge, including without limitation:

5.1.1 To negotiate with Pledgors to discharge the Secured Debt with the Pledged Equity at a discount;

5.1.2 To sell off the Pledged Equity and use the proceeds thereof to discharge the Secured Debt;

5.1.3 To retain a relevant agency to auction all or part of the Pledged Equity; and/or

5.1.4 To otherwise dispose of the Pledged Equity appropriately to the extent permitted by applicable laws.

5.2 In the course of Pledgee’s disposal of the Pledged Equity as specified in the preceding section, Pledgee shall have the right to take any actions permitted by law to realize any of its rights hereunder.

5.3 As requested by Pledgee, Pledgors shall assist Pledgee in obtaining all necessary approvals or consents in connection with Pledgee’s realization of its rights to debt and pledge.

5.4 All amounts received due to Pledgee’s exercise of its pledge shall be used in the following order of priority subject to the other provisions hereof:

5.4.1 First, such amounts shall be used to pay all taxes and costs incurred by Pledgee because of its exercise of the pledge and/or other rights hereunder;

5.4.2 Second, such amounts shall be used by Pledgee to discharge the Secured Debt according to law;

5.4.3 If there is any balance after the discharge of the Secured Debt, such balance shall be paid to Pledgors or anyone who is entitled to such balance (without interest).

6. Termination of Pledge

6.1 The pledge shall be terminated automatically upon termination of Technology Service Agreement and full discharge of the Secured Debt. In such case, as requested by Pledgors, Pledgee shall sign a written document to terminate the equity pledge created hereunder and submit such document to Pledgors, or assist Pledgors in handling other procedures for terminating the equity pledge hereunder.

6.2 Subject to the provisions in the preceding paragraph, the equity pledge hereunder shall not be terminated without Pledgee’s prior written consent.

7. Nature of Security

7.1 The security created hereunder shall not be affected by any other security held by Pledgee for the Secured Debt, and shall not affect the effectiveness of any other security.

7.2 The security created hereunder and Pledgee’s rights hereunder shall not be terminated or affected due to the following circumstances:

7.2.1 Any grace, termination or relief granted by Pledgee in connection with any person’s debt;

7.2.2 Any amendment, modification or supplement to the Technology Service Agreement;

7.2.3 Any disposal, modification or termination of any other security in connection with the Secured Debt;

7.2.4 Pledgee reaches a settlement with any person in connection with any claims of such person;

7.2.5 Any delay, act or omission of Pledgee in the exercise of its rights;

7.2.6 Any other event that may affect Pledgors’ obligations hereunder.

8. Special Provisions

8.1 Without Pledgee’s prior written consent, Pledgors shall not transfer any of its rights or obligations hereunder to any other party.

8.2 Pledgee shall have the right to transfer to any third party any of its rights or obligations hereunder and any of its rights or obligations under other agreements contemplated by this Agreement without Pledgor’s prior consent. In such case, Pledgors must unconditionally cooperate with Pledgee in handling the procedures for the transfer of relevant rights and obligations, including without limitation signing an agreement on the change of the relevant contractual party and re-registering the equity pledge with the administrative authorities for industry and commerce.

8.3 Upon effectiveness of this Agreement, unless Pledgee makes a written decision to the contrary and notify Pledgors of such decision, Pledgors shall be obligated to continue to observe legal requirements relating to the Pledged Equity and perform all rights and obligations in connection with the Pledged Equity, and perform the due care and good faith obligations that a shareholder shall perform.

8.4 Pledgors shall promptly notify Pledgee of any event that may affect the Pledged Equity or the value thereof, or that may impede, prejudice or delay Pledgee’s performance of its rights as a shareholder of IValley. Each of Pledgors hereby agrees to sign a power of attorney (“Attorney-in-fact”) on the even date herewith, appointing AMBOW EDUCATION MANAGEMENT (HONG KONG) LTD. as his or her initial attorney-in-fact to: (i) exercise all voting rights it enjoys as a shareholder of IValley, and (ii) sign on behalf of such Pledgor any resolutions adopted by the shareholders’ meetings of IValley , and any other documents that are related to such Pledgor’s performance of his or her rights as a shareholder of IValley. The attorney-in-fact shall perform its duties in good faith, aiming to maximize the value of the Pledged Equity hereunder, and its acts shall be in compliance with applicable Chinese laws in all respects. The form of the initial Power of Attorney to be signed by each Pledgor is set forth in Appendix 1 attached hereto.

8.5 During the term of pledge, Pledgee shall have the right to collect any yield on the Pledged Equity.

8.6 Without Pledgee’s prior written consent, each Pledgor shall not perform any of the following acts:

8.6.1 Making a proposal to amend the articles of association of IValley or causing the making of such proposal;

8.6.2 Increasing or reducing its registered capital, or otherwise change its registered capital structure;

8.6.2 Creating any further security, encumbrances and any third party’s rights on the Pledged Equity in addition to the pledge created hereunder;

8.6.3 Performing any act that may prejudice any rights of Pledgee hereunder, or any act that may materially affect the assets, business and/or operations of IValley;

8.6.4 Distributing dividends to the shareholders in any form; however, upon Pledgee’s request, Pledgors shall immediately distribute all of its distributable profits to the shareholders;

8.6.5 Changing the director or supervisor of Ivalley.

8.7 Without Pledgee’s prior written consent, each Pledgor shall not transfer or dispose of the Pledged Equity in any way.

8.8 Pledgors agree to take other necessary actions and enter into other necessary agreements to give effect to the provisions hereof and other agreements contemplated hereby.

9. Representations, Undertakings and Warranties

9.1 Each Pledgor hereby represents, undertakes and warrants to Pledgee that:

9.1.1 Each Pledgor has the lawful eligibility and necessary authority to enter into this Agreement and has the capacity to fully perform any of his or her rights hereunder;

9.1.2 Each Pledgor has the sole ownership of the Pledged Equity and has lawful, complete and full ownership of the his or her pledged equity hereunder;

9.1.3 Except the pledge created hereunder, each Pledgor has not created or allowed the creation of any security rights or any third party’s rights or encumbrances on the Pledged Equity without Pledgee’s prior written consent; there is no dispute over the ownership of such Pledged Equity, which is not subject to any lien or other legal proceedings and can be used for pledge or transfer in accordance with applicable laws;

9.1.4 There is no existing, pending or threat of legal proceedings, arbitrations or administrative proceedings against the Pledged Equity;

9.1.5 Pledgor’s execution of this Agreement, exercise of his or her rights hereunder, or performance of his or her obligations hereunder will not violate any agreements, contracts or laws and regulations applicable to Pledgor and his or her property;

9.1.6 Upon execution of this Agreement, Pledgors shall promptly register the equity pledge hereunder with the administrative authorities for industry and commerce to cause the effective creation of the equity pledge; the pledge created hereunder shall constitute valid security for the secured Debt after the registration procedures are completed, which can be executed on its terms;

9.1.7 All documents delivered by Pledgors to Pledgee in connection with this Agreement are true, complete and correct in all material respects, and there is no omission that may cause any information therein to become incorrect or misleading in any material respect;

9.1.8 This Agreement shall constitute a legal, valid and binding obligation of Pledgors, and may be enforced in accordance with the application of Pledgee to competent authorities under this Agreement;

9.1.9 From the date of this Agreement to the expiration of the term of pledge, Pledgors shall not transfer or dispose of any part or all of the interests in the Pledged Equity to any third party without Pledgee’s prior written consent;

9.2 Pledgee hereby represents, undertakes and warrants to Pledgors that:

9.2.1 Pledgee is a limited liability company duly established and validly existing, and has the authority to enter into this Agreement and is able to perform its obligations hereunder;

9.2.2 Pledgee has obtained all authorities and consents necessary for the execution and performance of this Agreement.

10. Liability for Breach

10.1 Either Party’s direct or indirect violation of any provisions hereof or failure to assume its obligations hereunder or failure to assume such obligations in a timely and adequate manner shall constitute breach of this Agreement. The non-breaching Party (“Non-Breaching Party”) shall have the right to require the breaching Party (“Breaching Party”) by written notice to redress its breach and take adequate, effective and timely measures to eliminate the consequences of such breach, and indemnify against the losses incurred by the Non-Breaching Party due to the breach of the Breaching Party.

10.2 The losses incurred by the Non-Breaching Party which shall be indemnified against by the Breaching Party due to its breach are the direct economic losses incurred by the Non-Breaching Party due to the Breaching Party’s breach and any expectable indirect losses and additional costs, including without limitation attorney fees, litigation and arbitration costs, financial costs and travel expenses, etc.

11. Force Majeure

11.1 “Force Majeure” means any event that is beyond the reasonable control of any or all Parties hereto, unable to be foreseen or unable to be overcome even foreseen, which impedes, affects or delays any party’s performance of all or part of its obligations under this Agreement. Such event includes without limitation any government act, act of God, war, hacker attack or any other similar event.

11.2 The Party affected by a Force Majeure event may suspend the performance of its relevant obligations hereunder that cannot be performed due to the Force Majeure until the effect of such Force Majeure event is eliminated, and shall not be held liable for such suspension. However, such Party shall use its best endeavor to overcome such event and mitigate its negative effect.

12. Effectiveness and Termination

12.1 This Agreement shall come into effect after it has been duly executed by Pledgors and Pledgee. The pledge hereunder is established after the registration specified in Section 2 is completed.

12.2 This Agreement shall be terminated under any of the following circumstances:

12.2.1 In accordance with Section 6 hereof;

12.2.2 By mutual agreement of Pledgee and Pledgors;

12.2.3 By the consent of Pledgee.

12.3 The termination of this Agreement shall not affect the Parties’ rights and obligations arising hereunder prior to the expiration date of this Agreement.

13. Dispute Resolution

13.1 If any dispute arises between the Parties in connection with the interpretation and performance of the provisions hereunder, the Parties shall resolve such dispute in good faith through discussions. If no agreement can be reached within sixty (60) days after one Party receives the notice of the other Party requesting the beginning of discussions or as otherwise agreed, either Party shall have the right to submit such dispute to The Republic of China Arbitration Association for arbitration in accordance with its then effective rules. The arbitration shall be held in Taipei. The award of the arbitration shall be final and binding upon the Parties.

13.2 If any dispute arises in connection with the interpretation and performance of this Agreement, or such dispute is under arbitration, either Party shall continue to have the rights hereunder other than those in dispute and perform the obligations hereunder other than those in dispute.

13.3 The conclusion, effectiveness, enforcement and interpretation of this Agreement shall be governed by the law of Taiwan.

14. Miscellaneous

14.1 The headings herein are for convenience only, and shall not affect the interpretation of any provisions hereof.

14.2 The Parties may amend and supplement this Agreement by written agreement. Any amendments or supplements executed by the Parties, if any, are part of this Agreement, and shall have the same force and effect as this Agreement.

14.3 If any provision herein becomes partly or wholly invalid or unenforceable for violation of laws or government regulations or other reasons, then the part of such provision that is affected shall be deemed as deleted. However, the deletion of such part of such provision shall not affect the legal effect of other parts of such provision or the other provisions herein. The Parties shall cease to execute such invalid or unenforceable provision, and modify such provision so that it has the closest intent to the original provision and becomes valid and enforceable in connection with such facts and circumstances.

14.4 Unless otherwise provided herein, either Party’s failure to exercise or delay in exercising any of its rights or powers hereunder shall not be construed as a waiver of such rights or powers. Any single or partial exercise of any rights or powers shall not preclude the exercise of other rights or powers.

14.5 This Agreement shall be binding upon the Parties and their respective successors and permitted assigns. Pledgee shall have the right to transfer to any other third party the rights hereunder and other agreements contemplated hereby at its sole discretion without Pledgors’ consent.

14.6 This Agreement shall supersede any prior or concurrent verbal or written agreement, understanding and communication between the Parties in connection with this Agreement.

14.7 This agreement is signed by one type of three copies, each party holds one original.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement on the date first above written.

Pledgee:

AMBOW EDUCATION MANAGEMENT (HONG KONG) LTD.

Authorized Representative:	/s/

Pledgors:

Signature:	/s/
Chiao-Ling Hsu

Signature:	/s/
Shuhui Cai